PRESS RELEASE

Media Contact:
Mike Langberg, Infoblox
408.986.5697
mlangberg@infoblox.com

Infoblox Names Jesper Andersen
President and Chief Executive Officer

SANTA CLARA, Calif., November 25, 2014-Infoblox Inc. (NYSE:BLOX), the network control company, today named Jesper Andersen to the positions of president and chief executive officer, effective December 8, 2014. He will also become a member of the company’s board of directors.

Andersen replaces Robert Thomas, who announced in May 2014 his intention to leave the company. Thomas will remain with Infoblox for about four months as an executive advisor to assist in an orderly transition.

Andersen, 51, is a seasoned networking and software industry executive with a track record of building large businesses at Cisco Systems, Oracle and other technology companies. Prior to joining Infoblox, he served in a number of roles at Cisco from September 2008 to November 2013, including as senior vice president for network management during his first three years at the company. In this capacity, he managed a team of more than 1,000 employees and was responsible for the development of the Cisco Prime portfolio of integrated network management and analysis solutions.

“Jesper Andersen brings a unique set of skills to Infoblox, with a deep understanding of networking technology, experience in running and growing complex global businesses, and a clear vision of how the shift from hardware-defined to software-defined networking infrastructure will create new market opportunities,” said Thomas.

“Infoblox is already a leader in DNS, DCHP, and IP address management, the category known as DDI,” said Michael L. Goguen, chairman of the Infoblox board of directors. “After looking at a large group of candidates, the board selected Andersen because we believe he is the best choice to lead our company in taking advantage of emerging opportunities such as secure DNS, as well as advanced network control solutions for cloud and virtualization.”

Prior to Cisco, Andersen served as senior vice president of application strategy at Oracle, where he was responsible for creating an application integration architecture capable of bringing together disparate products from multiple acquisitions. Prior to that, Andersen served as general manager and group vice president for tools and technology at PeopleSoft, as well as executive vice president of products for Pivotal Software.

A native of Denmark, Andersen has a master’s degree in computer science from Aalborg University.

“This is an incredibly important time in network services, with many changes on the horizon,” said Andersen. “I’m excited to join Infoblox because the company has a well-earned reputation among its customers for quality, innovation, and leadership, a reputation that makes it possible for Infoblox to both grow its existing business and move in new directions from a position of strength.”

Andersen introduces himself and talks further about his reasons for joining Infoblox in a short video now available online (http://youtu.be/GISY8kA2TEs).

About Infoblox

Infoblox (NYSE:BLOX) delivers network control solutions, the fundamental technology that connects end users, devices, and networks. These solutions enable approximately 7,700 enterprises and service providers to transform, secure, and scale complex networks. Infoblox helps take the burden of complex network control out of human hands, reduce costs, and increase security, accuracy, and uptime. Infoblox (www.infoblox.com) is headquartered in Santa Clara, California, and has operations in over 25 countries.

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Cautionary Statement

All statements in this release that are not statements of historical fact, including but not limited to the quotations attributable to Messrs. Goguen and Andersen, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: unexpected delays in the delivery of our solutions, particularly at the end of the quarter; changes in demand for automated network control solutions; the market acceptance of our products; the fluctuations in our gross margins; the concentration of our customer base; competitive developments including pricing pressures; our ability to manage operating expenses effectively; and the general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, which are available on our investor relations Web site (http://ir.infoblox.com/) and on the SEC’s Web site (www.sec.gov).

All information provided in this release is as of November 25, 2014, and stockholders of Infoblox are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Infoblox does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.